Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: June 9, 2003

CONTACTS: Benjamin Hong, President & CEO
213-639-1700
Timothy Chang, CFO
213-639-1717
J. Han Park, Public Relations
213-427-6322

NARA BANCORP, INC. RECEIVES
$4.9 MILLION FROM POOLED TRUST PREFERRED TRANSACTION

     LOS ANGELES, CA– June 9, 2003 – Nara Bancorp, Inc., (the “Company”) (Nasdaq: NARA), announced today that it has received $4.9 million from its participation in a pooled trust preferred offering, in which it issued, through a wholly-owned trust subsidiary, long-term floating rate capital securities with an initial rate of 4.43%. The rate will adjust and be paid quarterly during the 30 year term of the securities based on the 3 month LIBOR plus 3.15%. However, the interest rate is capped at 12% during the first five years the securities are outstanding. The offering was managed by Credit Suisse First Boston LLC and Trapeza Funding LLC.

     “Issuance of the capital securities, which are a stable and lower cost capital, will support Nara’s growth and expansion plans while avoiding the dilution to existing shareholders that would result from the issuance of additional shares of common stock,” stated Benjamin Hong, the Company’s Chief Executive Officer.

About Nara Bancorp, Inc.

     Nara Bancorp, Inc., is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, California with eighteen branches and offices nationwide. Nara Bank operates full service branches in California and New York with loan production offices in Seattle, Chicago, Atlanta and New Jersey and a representative office in Seoul, Korea. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its community. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, and international trade financing. Nara Bank is a member of the FDIC and an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213/639-1700 or New York office at 212/279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA.”

Note Regarding Forward-Looking Statements

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     This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein, its Quarterly Reports on 10-Q, and other filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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